EXHIBIT 99.1

News Release

REMEC ANNOUNCES SALE OF FIXED WIRELESS ACCESS AND

ANTENNA AND ARTIFICIAL INTELLIGENCE ASSETS

SAN DIEGO, Calif., May 10, 2004—REMEC, Inc. (Nasdaq: REMC) today announced that it has sold its Fixed Wireless Access Systems (FWA) related assets and manufacturing services to Axxcelera Broadband Wireless, Inc., a wholly-owned subsidiary of Moseley Associates, Inc., that provides solutions and systems for the global broadband wireless market. As part of the sale, certain assets and liabilities, including contracts, employees, and leases will be transferred to Axxcelera.

In an unrelated transaction, the Company has sold its Antenna and Artificial Intelligence (AI) related assets to the owner of Optimal RF, a California start-up company.

The sale of these assets and elimination of the FWA, Antenna and AI activities and liabilities going forward will strengthen the Company’s financial position and improve its operating expenses with an impact of less than 1% of revenues.

“We are pleased to report progress on our previously stated plan of getting out of any non-core products and markets,” stated Bob Shaner, REMEC’s Interim Chief Executive Officer. “When we purchased both businesses, we envisioned a strategic combination with the goal of being active in the emerging broadband wireless market. However, over the last several years, REMEC has experienced significant growth in our core businesses, integrated subsystems and RF components in commercial and defense markets, and we remain committed to and focused on these businesses as in-line with our long-term strategic objectives.”

About REMEC

REMEC designs and manufactures microwave and millimeter wave subsystems used in the transmission of voice, video and data traffic over wireless communications networks and provides advanced integrated microwave subsystem solutions for defense and space electronics applications. REMEC is located at 3790 Via de la Valle, Del Mar, CA 92014. For more information, visit the company’s Web site at http://www.remec.com or call (858) 505-3713.

About Axxcelera

Axxcelera Broadband Wireless is a data networking company that develops solutions for the deployment of broadband wireless communications. Axxcelera’s fixed broadband wireless platforms bridge the last mile, replacing the local loop for corporate branch office and small business subscribers. Utilizing innovative technology, these systems provide the capability for voice, real-time video conferencing, Web surfing, and transmission of full streaming video and data files simultaneously over a single connection. For more information on Axxcelera, please visit www.axxcelera.com

Statements in this press release that are not historical are forward-looking statements, which involve known and unknown risks and uncertainties. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including, general and industry economic conditions, competition, development factors, operating costs and other risks and uncertainties that are detailed from time to time in our filings with the Securities and Exchange Commission.

REMEC is a registered trademark of REMEC, Inc. Other brand or product names are registered trademarks or trademarks of their respective holders.

REMEC, Inc., 2004. All rights reserved.

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For corporate information:	Thomas H. Waechter
Chief Operating Officer
858-505-3725
thomas.waechter@remec.com

For press inquiries:	Katie Assar/Noah Dye
LEWIS PR
619-516-2559
remec@lewispr.com